SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2012

GRAPHITE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54336	26-0641585
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1031 Railroad Street, Suite 102A Elko, NV 89801 (Address of principal executive offices) (775) 473-1355 (Registrant’s Telephone Number)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Graphite Corp.

Form 8-K

Current Report

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 31, 2012, the Board of Directors of Graphite Corp., a Nevada corporation (the “Company”) appointed Mr. Jason Babcock (“Mr. Babcock”) as a Director of the Company to serve until the next annual meeting of the shareholders or until his successor is duly elected and appointed.  On October 31, 2012, Mr. Babcock accepted such appointment.

The biography for Mr. Babcock is set forth below:

JASON BABCOCK.  Mr. Babcock brings over 15 years of direct experience as a professional exploration geologist with particular expertise in Project Management and GIS-based field geological mapping.  From 2003 to 2008, Mr. Babcock was Principle Field Geologist and Project Manager for Gateway Gold Corporation, where he was responsible for overseeing Nevada field efforts and data collection for a significant drilling operation.  From 2009 to 2011, Mr. Babcock worked for Fronteer Gold in Nevada and participated in their Long Canyon and Northumberland Projects including various endeavors on related Carlin Trend efforts.  Since 2011, Mr. Babcock has served in the capacity of Senior Geologist and Project Manager for Navaho Gold on seven Nevada-based joint venture gold exploration projects.  During this period, he aided in generating a number of new exploration projects as well as managing extensive drilling operations including deep diamond drill programs.  Mr. Babcock was appointed as a Director of the Company on account of his broad experiences, which have fostered an in-depth understanding and expertise in the exploration for and delineation of mineral, base metal, and precious metal deposits. He offers a proven technical background alongside excellent problem-solving capabilities and is an active member of the Society of Economic Geologists, Northwest Mining Association and the Geological Society of Nevada.

Family Relationships

There are no family relationships between Mr. Babcock and any of the Company's directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

November 1, 2012

Graphite Corp.

By:  /s/ Brian Goss

Name: Brian Goss

Title:   President